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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Del Monte Foods Company:


We consent to incorporation by reference in the registration statements (Nos. 333-40867 and 333-79315) on Form S-8 of Del Monte Foods Company of our report dated July 21, 2000, relating to the consolidated balance sheets of Del Monte Foods Company and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, annual report on Form 10-K of Del Monte Foods Company.


/s/ KPMG LLP

San Francisco, California
September 7, 2000